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                                                                      Exhibit 11

                                A. SCHULMAN, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE



                                                                      Year ended August 31,
                                                                   ----------------------------
                                                          1997         1996           1995
                                                          ----         ----           ----
Net income                                           $50,744,000   $42,177,000   $53,618,000

Dividends on preferred
         stock                                            53,000        54,000        54,000
                                                     -----------   -----------   -----------

Net Income applicable
         to common stock                             $50,691,000   $42,123,000   $53,564,000
                                                     ===========   ===========   ===========


Weighted average number
         of shares of common
         stock outstanding,
         net of treasury shares                       37,125,345    37,584,561    37,544,408

Net income per share of
         common stock                                      $1.37         $1.12         $1.43
                                                           =====         =====         =====













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